Exhibit 10.1

August 19, 2015

Jim Donald

President and Chief Executive Officer

Extended Stay America, Inc. and ESH Hospitality, Inc.

11525 N. Community House Rd., Suite 100

Charlotte, NC 28277

Dear Jim:

Following up our previous discussions, this letter confirms the terms of your continued employment during the transition period from your leadership to Gerry Lopez. We have received your letter of resignation from your positions as Chief Executive Officer of Extended Stay America, Inc. (“ESA”) and ESH Hospitality, Inc. (“ESH”), your positions on the ESA and ESH boards of directors, and your officer positions in ESA’s various subsidiaries, each effective August 24, 2015. The following terms will become effective at that time:

Title	Senior Advisor, reporting to Gerry Lopez. You will be an employee and not an independent contractor.

Period of Employment	August 24, 2015 through February 29, 2016.

Duties and Responsibilities	Assistance and advice as needed and requested by Gerry to support his transition into the roles as President and CEO of ESA and ESH and as a member of the boards of directors. There is no minimum hours commitment on your part.

Facilities and Support	We will maintain a physical office for your use at the CSC in the 3rd floor C-suite. Paige will continue to support your secretarial and administrative needs, although in the unlikely event of a conflict she will prioritize work for Gerry, Tom Bardenett, or any other executive to whom she has been assigned. You may work remotely or at CSC at your discretion except as Gerry specifically requests.

Compensation – Base Salary	$320,548, representing your existing annual base salary of $900,000 prorated for the 130 days from August 24 through December 31, 2015 and paid evenly over the 190 days from August 24, 2015 through February 29, 2016. Ordinary tax, benefit and other required payroll deductions and withholdings will continue to be taken throughout the period.

Compensation - Incentive	You will be eligible for your bonus based on 2015 actual results as calculated under the Extended Stay America, Inc. Annual Incentive Plan.

Expense Reimbursement	ESA will continue to reimburse you for your out-of-pocket expenses incurred in performing your duties, including commuting to and from Charlotte and up to

Jim Donald

August 19, 2015

$3000 per month in housing expenses for your apartment in Charlotte. You agree to provide adequate notice to your landlord so that your lease will either expire or can be terminated without penalty before February 29, 2016.

Vesting of Paired Shares	Pursuant to the Second Amended & Restated Restricted Paired Share Agreement, your outstanding 150,422 Paired Shares will vest on February 21, 2016.

Severance	You acknowledge that you are not entitled to benefits under the Extended Stay America, Inc. Executive Severance Plan.

Release	At the end of your period of employment, you will execute a release and and non-competition, non-solicitation and nondisparagement provisions generally consistent with those contained in the Extended Stay America, Inc. Executive Severance Plan.

Jim, please let me reiterate my thanks and sincere appreciation for the great work you have done at ESA and for your cooperation and assistance in ensuring a smooth transition to Gerry’s leadership. I hope that the above terms meet your satisfaction. If so, please indicate your agreement with the terms of this letter by signing it in the space indicated below and returning it to John Dent.

Warmest regards,

/s/ Doug Geoga

Doug Geoga

Chairman of the Boards of Directors

Extended Stay America, Inc. and ESH Hospitality, Inc.

Agreed and accepted on August 24, 2015:

/s/ Jim Donald
Jim Donald